                                                                     EXHIBIT 2.4



**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the "Commission").**

                             CONFIDENTIAL TREATMENT

                        ASSET SALE AND PURCHASE AGREEMENT

                                     BETWEEN

          MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AS SELLER

                                       AND

                    FT INTERACTIVE DATA CORPORATION, AS BUYER

            RELATING TO SELLER'S SECURITIES PRICING SERVICE BUSINESS

                                Table of Contents

                                                                                                                   Page No.

ARTICLE I             CERTAIN DEFINITIONS.......................................................................      1

ARTICLE II            PURCHASE AND SALE OF ASSETS...............................................................      7

         2.01     Purchase Price................................................................................      7
         2.02     Delivery of Purchase Price....................................................................      7
         2.03     Sale and Purchase of the Acquired Assets......................................................      8

ARTICLE III           CLOSING...................................................................................      8

         3.01     Actions to be Taken at Closing................................................................      8
         3.02     Interdependence...............................................................................      9
         3.03     Time and Place of Closing.....................................................................      9

ARTICLE IV            REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER.....................................     10

         4.01     Organization and Good Standing................................................................     10
         4.02     Authority.....................................................................................     10
         4.03     Authorizations................................................................................     10
         4.04     No Conflicts..................................................................................     10
         4.05     Compliance with Applicable Laws...............................................................     10
         4.06     Contracts.....................................................................................     10
         4.07     Equipment.....................................................................................     11
         4.08     Financial Information.........................................................................     11
         4.09     Finder's Fees and Commissions.................................................................     11
         4.10     Intellectual Property.........................................................................     11
         4.11     Litigation and Claims.........................................................................     11
         4.12     Permits.......................................................................................     12
         4.13     Recent Conduct of the Business................................................................     12
         4.14     Taxes.........................................................................................     12
         4.15     Title to Tangible Assets......................................................................     12
         4.16     Employee Benefit Plans; ERISA.................................................................     13
         4.17     Employment Arrangements.......................................................................     13
         4.18     No Material Change............................................................................     13
         4.19     Absence of Certain Customer Changes...........................................................     13

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF BUYER...................................................     13

         5.01     Organization and Good Standing................................................................     14
         5.02     Authority.....................................................................................     14

         5.03     Authorizations................................................................................     14
         5.04     No Conflicts..................................................................................     14
         5.05     Finder's Fees and Commissions.................................................................     14
         5.06     Available Funds...............................................................................     14
         5.07     Litigation and Claims.........................................................................     14

ARTICLE VI            COVENANTS.................................................................................     14

         6.01     Additional Documents..........................................................................     14
         6.02     Bulk Transfer Laws............................................................................     15
         6.03     Confidentiality...............................................................................     15
         6.04     Tax Matters...................................................................................     16
         6.05     Efforts to Close..............................................................................     17
         6.06     Expenses......................................................................................     17
         6.07     Operation of the Business Prior to Closing....................................................     17
         6.08     Removal of Acquired Assets....................................................................     18
         6.09     Tax Records...................................................................................     18
         6.10     Employee Matters..............................................................................     18
         6.11     Collection of Accounts Receivable and Remittance of Payments Received.........................     19
         6.12     Access to Books and Records...................................................................     20
         6.13     Customer Notification.........................................................................     20
         6.14     Notice of Developments........................................................................     20
         6.15     Delivery of Acquired Assets after the Effective Time..........................................     21
         6.16     Non-Compete...................................................................................     21
         6.17     Confidentiality Agreements....................................................................     22
         6.18     Seller Invoiced Contracts.....................................................................     22
         6.19     Regulation S-X Financial Statements...........................................................     22

ARTICLE VII           CONDITIONS TO SELLER'S OBLIGATION TO CLOSE................................................     22

         7.01     Buyer's Representations and Warranties True...................................................     22
         7.02     Performance of Buyer's Obligations............................................................     23
         7.03     Authorizations/Waiting Periods................................................................     23
         7.04     No Injunction/Order...........................................................................     23
         7.05     Lapse of Customer Notification Period.........................................................     23

ARTICLE VIII          CONDITIONS TO BUYER'S OBLIGATION TO CLOSE.................................................     23

         8.01     Seller's Representations and Warranties True..................................................     23

         8.02     Performance of Seller's Obligations...........................................................     23
         8.03     Authorizations/Waiting Periods................................................................     23
         8.04     No Injunction/Order...........................................................................     24
         8.05     Lapse of Customer Notification Period.........................................................     24

ARTICLE IX            INDEMNIFICATION AND ARBITRATION...........................................................     24

         9.01     Survival of Representations, Warranties, Covenants and Agreements.............................     24
         9.02     Indemnification by Seller.....................................................................     24
         9.03     Indemnification by Buyer......................................................................     26
         9.04     Dispute Resolution............................................................................     27
         9.05     Limitations...................................................................................     28
         9.06     Termination of Indemnification................................................................     29

ARTICLE X             TERMINATION...............................................................................     29

         10.01    Termination...................................................................................     29
         10.02    Procedure and Effect of Termination...........................................................     29

ARTICLE XI            MISCELLANEOUS.............................................................................     30

         11.01    Amendment and Modification....................................................................     30
         11.02    Waiver of Compliance..........................................................................     30
         11.03    No Third-Party Beneficiaries..................................................................     30
         11.04    Notices.......................................................................................     30
         11.05    Exhibits and Schedules; Incorporation by Reference............................................     31
         11.06    Successors and Assigns........................................................................     31
         11.07    Entire Agreement..............................................................................     31
         11.08    Severability..................................................................................     31
         11.09    Captions......................................................................................     31
         11.10    Counterparts..................................................................................     31
         11.11    Governing Law.................................................................................     32
         11.12    Jurisdiction and Service of Process...........................................................     32
         11.13    Waiver of Jury Trial..........................................................................     32

         This is an ASSET SALE AND PURCHASE AGREEMENT ("Agreement"), dated as of December 31st 2001, by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("Seller"), and FT Interactive Data Corporation, a Delaware corporation ("Buyer"). Each of Seller and Buyer may hereinafter be referred to as a "Party," or collectively, as "Parties."

         This Agreement sets forth the terms and conditions upon which Seller will sell and transfer to Buyer, and Buyer will purchase and accept from Seller, the Acquired Assets and the Assumed Liabilities (each as hereinafter defined).

In consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Parties to this Agreement agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

1.01     "ACQUIRED ASSETS" means the following assets of the Business:

         (a)      the Books and Records;

         (b) obligations, claims, rights and benefits of Seller arising after the Effective Time pursuant to any Contract;

         (c)      the Equipment;

         (d) goodwill exclusively related to the Business not otherwise specifically identified in this Agreement;

         (e) subject to the license to be granted pursuant to the Data and Software License and Services Agreement, the Intellectual Property and the Documentation;

         (f)      all Licenses;

         (g) all rights, claims, and causes of action to the extent relating to the Acquired Assets or Assumed Liabilities including rights of defense, setoff or counterclaim;

         (h)      the other assets identified on Schedule 1.01; and

         (i) the aluminum frame of the professional trade show exhibition booth used by Seller in the Business.(1)

         Notwithstanding the above, the Acquired Assets do not include any of the Excluded Assets.

1.02 "ACTION" means any claim, action, litigation, suit, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any subpoena, or demand preliminary to any of the foregoing.

         (1) Amended on January 31, 2002.

1.03 "AFFILIATE" means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

1.04 "ANTITRUST LAWS" means the HSR Act and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws (whether national, foreign, federal, state, provincial, local or other) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.05 "ASSUMED LIABILITIES" means the following liabilities, whether known or unknown, accrued or contingent, direct or indirect:

         (a) all liabilities arising out of or related to the operation of the Business or ownership of the Acquired Assets after the Effective Time (for the avoidance of doubt, nothing in this Section 1.05(a) shall relieve Seller from any liabilities arising from its obligations under any other Transaction Document);

         (b) all liabilities for Taxes arising out of or related to the operation of the Business or ownership of the Acquired Assets after the Effective Time; and

         (c) all post-Effective Time liabilities of Seller pursuant to any Contract assigned hereunder, but excluding any liability or obligation relating to or arising out of any such Contract as a result of the failure of Seller to obtain the consent of any third party as set forth on Schedule 4.04 to assign any Contract being assigned hereunder or any breach by Seller of any such Contract occurring at any time prior to the Effective Time; provided, however, that the term "Assumed Liabilities" shall in no event include any of Seller's accounts payable.

1.06 "ASSUMPTION AGREEMENT AND BILL OF SALE" means that agreement in a form reasonably acceptable to both Buyer and Seller, to be executed by Buyer and Seller as of the Effective Time, dealing with the assumption by Buyer of the Assumed Liabilities and the assignment by Seller of the Contracts and the other Acquired Assets.

1.07 "AUTHORIZATION" means any legally required consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity including, without limitation, any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

1.08 "BOOKS AND RECORDS" means all personnel records, customer invoices, customer lists, supplier lists, price lists, operating, production and other manuals, quality procedures and other documents, records and files owned by Seller at the Closing Date that relate to, or are used in connection with, the Business and the Acquired Assets, but only to the extent that they are segregable from the books and records of Seller that do not relate to the Acquired Assets; provided, however, that after the Closing Date, Buyer shall have access to any Books and Records that are not segregable from the books and records of Seller that relate to the Acquired Assets and the Business in accordance with the provisions of Section 6.12.

1.09 "BUSINESS" means those activities conducted by Seller's Securities Services Division that are referred to as the "Securities Pricing Service."

1.10 "BUSINESS DAY" means any day on which commercial banks in New York City are open for business providing substantially all services offered by such banks.

1.11 "CLOSING" means the closing of the transactions contemplated by this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.

1.12 "CLOSING DATE" means the date on which the Closing occurs, as provided in Section 3.03 of this Agreement.

1.13     "CODE" means the Internal Revenue Code of 1986, as amended.

1.14     "CONTRACTS" means the contracts and agreements set forth on Schedule
         1.14.

1.15 "CONTROL" means, with respect to a Person, the ownership by another Person of greater than 50% of the income or voting interests of such Person, or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

1.16 "COPYRIGHTS" means all copyright rights in the Merrill Lynch Code and any pending applications and registrations therefor, along with any and all rights of enforcement with respect thereto, including all rights to sue or recover for the past, present and future infringement thereof, and any and all choses in action related thereto.

1.17 "DATA AND SOFTWARE LICENSE AND SERVICES AGREEMENT" means the data and software license and services agreement to be entered into between Seller and Buyer at the Closing Date, in the form attached as Exhibit 1.17.

1.18 "DOCUMENTATION" means any written documents or other written materials, which, to the Knowledge of Seller, are in the Seller's possession and which were created or prepared exclusively in the development of the Intellectual Property, including research reports, invention disclosures, procedures, drawings, plans, annotations to computer software, manuals, memoranda and notes and engineering, technical, research and development data.

1.19     "DOJ" means the United States Department of Justice.

1.20     "EFFECTIVE TIME" means 11:59:59 p.m.(2) Eastern Time on the Closing
         Date.

1.21     "EQUIPMENT" means those capital assets set forth on Schedule 1.21.

1.22 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.23 "ERISA AFFILIATE" means any Person that is or has been in the six year period ending on the Closing Date treated as a single employer with the Seller under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

1.24 "EXCLUDED ASSETS" means any and all assets not expressly listed as Acquired Assets, whether or not used in the Business. By way of clarification, and not of limitation, Buyer acknowledges that the following assets are Excluded Assets:

         (a)      all rights of Seller under the Transaction Documents;

         (2) Amended on January 31, 2002.

         (b) the minute books from the meetings of the board of directors and stockholders of Seller, the stock records of Seller and Seller's corporate seal;

         (c) the names Merrill Lynch & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch and the Merrill Lynch "Bull" logo, whether in logo, type design or any other style or design, and any name or mark derived from or including any of the foregoing;

         (d) Seller's interest in its employee welfare, benefit or other similar plans;

         (e) all cash, cash equivalents, securities and negotiable instruments of Seller on hand, in lock boxes, in financial institutions or elsewhere;

         (f) all books and records prepared solely in connection with the sale of the Assets, including offers received from prospective purchasers of the Acquired Assets and any information relating solely to such offers;

         (g) any of Seller's books and records, the disclosure of which would violate applicable law or agreements binding on Seller that are not being assigned to Buyer;

         (h) any records that relate primarily to the foregoing or that relate primarily to any Excluded Liabilities and, if also relating to the Acquired Assets or the Assumed Liabilities, that are not segregable from those relating to the foregoing or the Excluded Liabilities; provided, however, that after the Closing Date, Buyer shall have access to certain of such records in accordance with the provisions of Section 6.12;

         (i) all rights of defense, set-off or counterclaim relating to any Excluded Liabilities;

         (j) all supply contracts relating to the Business to which Seller is a party;

         (k) All trade accounts receivable and rights to receive payments to the extent arising from the conduct of the Business before the Closing Date, including any rights of the Seller with respect to third party collection proceedings or any other Actions which have been commenced in connection therewith; and

         (l)      all proceeds of any of the foregoing.

1.25 "EXCLUDED LIABILITIES" means all of the liabilities of Seller that are not Assumed Liabilities.

1.26     "FINANCIAL INFORMATION" means the information described or set forth in
         Schedule 1.26.

1.27     "FTC" means the United States Federal Trade Commission.

1.28 "GOVERNMENTAL ENTITY" means any arbitrator, court, judicial, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality, or any Person or entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government, whether national, foreign, federal, state, provincial, local or other.

1.29 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

1.30     "INTELLECTUAL PROPERTY" means the Copyrights and the Trade Secrets.

1.31     "IRS" means the United States Internal Revenue Service.

1.32 "KNOWLEDGE OF" means, whether or not capitalized, in the case of each of Seller and Buyer, the actual knowledge, after reasonable review of appropriate records and reasonable inquiry of appropriate employees of Seller, of the persons named on Schedule 1.32.

1.33 "LICENSES" means all licenses, permits, franchises, approvals and authorizations (including applications therefor) listed on Schedule 1.33.

1.34 "MANAGEMENT" means created in the ordinary course of business according to industry standards and Seller's policies and practices including internal allocations of costs and expenses.

1.35 "MATERIAL" and its variations when capitalized mean, with respect to an event, circumstance or condition, that such event, circumstance or condition, individually or in the aggregate, has a material adverse effect upon the assets, financial condition or operations of the Business taken as a whole, other than effects resulting from general economic changes, changes in the securities industry generally, changes resulting from the announcement of the transactions contemplated by this Agreement or changes resulting from disclosure of the identity of the Buyer.

1.36 "MERRILL LYNCH CODE" means the VM Pricing Delivery System, Model Pricing System, Unix/Cornerstone II and Pricing Models software products, each as further described in Schedule 1.36, and each in object and Source Code (as such term is defined in the Data and Software License and Services Agreement), together with the customer output file layouts contained in the book designated as the `SPS Formats and Appendices'.

1.37 "ML FIXED INCOME OUTPUT LICENSE" means the license to be entered into at the Closing Date between Seller and Buyer, substantially in the form attached as Exhibit 1.37.

1.38 "PERMITTED LIENS" means (a) liens for taxes, assessments and governmental charges not yet due and payable or being contested in good faith; (b) liens expressly set forth in the Financial Information as securing specific liabilities; (c) those liens set forth on Schedule 1.38, which do not and could not reasonably be expected to, individually or in the aggregate have a material adverse effect on the Acquired Assets and (d) other imperfections of title, security interests, liens, pledges, claims, charges or options, if any, which do not and could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Acquired Assets.

1.39 "PERSON" means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company or other entity or organization, including a Governmental Entity.

1.40 "REAL ESTATE LICENSES" means the real estate licenses to be entered into at the Closing Date between Seller and Buyer relating to 570 Washington Street, 101 Hudson Street and 95 Greene Street, each substantially in the form attached as Exhibit 1.40.

1.41 "SELLER PLAN" means any plan, fund, program, policy, arrangement, contract or commitment which is (a) an employee pension benefit plan (as defined in ERISA Section 3(2)), (b) an employee welfare benefit plan (as defined in ERISA Section 3(1)) or (c) an incentive or deferred compensation benefit or other benefit arrangement which Seller (or its Affiliate) sponsors, maintains or contributes to and under which Continuing Employees participate.

1.42 "STRADDLE PERIOD" means any taxable period beginning before and ending after the Closing Date.

1.43 "TAX" and "TAXES" means all national, foreign, federal, state, provincial, local or other taxes, fees, levies, duties or other assessments or charges of whatever kind (including without limitation income, sales, use, transfer, excise, stamp, property, value added, recording, registration, intangible, documentary, goods and services, real estate, sales, payroll, gains, gross receipts, withholding, and franchise taxes) imposed by the United States or any state, county or local government, subdivision or agency thereof, or any other jurisdiction outside the United States together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges.

1.44 "TRADE SECRETS" means the trade secrets, if any, used exclusively in connection with the Merrill Lynch Code.

1.45 "TRANSACTION DOCUMENTS" means collectively: (a) this Agreement; (b) the Assumption Agreement and Bill of Sale; (c) the Transitional Services Agreement; (d) the Data and Software License and Services Agreement;
         (e) the ML Fixed Income Output License and (f) the Real Estate Licenses. The phrase "the consummation of the transactions contemplated by this Agreement" or such similar phrases includes the execution, delivery and performance of these Transaction Documents.

1.46 "TRANSITIONAL SERVICES AGREEMENT" means the agreement, in the form attached as Exhibit 1.46 between Buyer and Seller, dealing with the short-term provision of certain transitional services related to the Business for Buyer by Seller and/or Seller's Affiliates.

1.47 "TRANSITIONAL SERVICES PERIOD" means the period during which Seller will provide Buyer with the transitional services contemplated by the Transitional Services Agreement.

1.48 "UNITED STATES" means the fifty states that comprise the United States of America.

1.49 OTHER DEFINITIONS. Other terms defined in this Agreement, and the location where they are defined are:

                                    LOCATION

          "AGREEMENT".......................................................    Preamble
          "ALLOCATION ARBITER"..............................................    Section 2.01(b)
          "ASSET ACQUISITION STATEMENT".....................................    Section 2.01(b)
          "BUYER"...........................................................    Preamble
          "BUYER BASKET"....................................................    Section 9.05(c)(i)
          "BUYER'S ASSERTION"...............................................    Section 9.02(b)
          "CLAIM"...........................................................    Section 9.04(a)
          "CONFIDENTIALITY AGREEMENT".......................................    Section 6.03(a)
          "CONFIDENTIAL INFORMATION"........................................    Section 6.03(e)
          "CONSUMMATION OF TRANSACTIONS CONTEMPLATED
           BY THIS AGREEMENT"...............................................    Section 1.45
          "CONTINUING EMPLOYEES"............................................    Section 6.10(a)
          "CUSTOMER NOTIFICATION"...........................................    Section 6.13
          "IDCO"............................................................    Section 6.19
          "JAMS RULES"......................................................    Section 9.04(d)
          "LOSSES"..........................................................    Section 9.02(a)
          "MATTER"..........................................................    Section 11.05
          "NON-DESIGNATED PAYMENT"..........................................    Section 6.11(c)


          "NON-DESIGNATED PAYMENT THRESHOLD AMOUNT".........................    Section 6.11(c)
          "PARTY"/"PARTIES".................................................    Preamble
          "PURCHASE PRICE"..................................................    Section 2.01
          "RESTRICTED PERIOD"...............................................    Section 6.16(a)
          "RESTRICTIVE COVENANTS"...........................................    Section 6.16(b)
          "SELLER"..........................................................    Preamble
          "SELLER'S ASSERTION"..............................................    Section 9.03(b)
          "TAX RECORDS".....................................................    Section 6.9
          "1933 ACT"........................................................    Section 6.19

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

2.01     PURCHASE PRICE.

         (a) The purchase price (the "Purchase Price") for the Acquired Assets and the obligations of Seller under Section 6.16 shall be $48,000,000 plus the assumption of the Assumed Liabilities.

         (b) Within 180 days after the Closing Date, Buyer will provide to Seller copies of IRS form 8594 and any required exhibits thereto (the "Asset Acquisition Statement"). Within 30 days after the receipt of such Asset Acquisition Statement, Seller will propose to Buyer any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). Buyer and Seller will attempt in good faith to resolve any differences with respect to the Asset Acquisition Statement within 30 days after Buyer's receipt of written notice of changes from Seller. If Seller has proposed a change to the Asset Acquisition Statement, and Buyer and Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with any of the Parties (the "Allocation Arbiter"). Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine only those matters in dispute and will render a written report as to the disputed matters which report shall be final, binding and conclusive upon the Parties. To the extent that the Purchase Price is adjusted after the Closing Date, the parties agree to revise and amend IRS form 8594 in the same manner and according to the same procedure. Buyer and Seller shall, subject to the requirements of any applicable tax law or election, file all Tax Returns and reports consistent with the Asset Acquisition Statement and, if applicable, the determination of the Allocation Arbiter, except that neither party shall be unreasonably impeded in their ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings. The fees and expenses of the Allocation Arbiter shall be borne equally by Seller and Buyer.

2.02 DELIVERY OF PURCHASE PRICE. In accordance with the terms and upon the conditions of this Agreement, and in consideration of the sale of the Acquired Assets to Buyer by Seller, at the Closing, Buyer will deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account or accounts specified by Seller.

2.03 SALE AND PURCHASE OF THE ACQUIRED ASSETS. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer the Acquired Assets and Assumed Liabilities, and Buyer will purchase, acquire, accept and assume, the Acquired Assets and Assumed Liabilities.

                                  ARTICLE III

                                     CLOSING

3.01 ACTIONS TO BE TAKEN AT CLOSING. At the Closing, the following actions will be taken:

         (a)      Seller will deliver to Buyer, duly executed, the following:

                  (i) a copyright assignment, in a customary and mutually acceptable form for the assignment of the Copyrights;

                  (ii) an electronic copy and a hard copy of the Merrill Lynch Code;

                  (iii) a certificate from Seller in a form reasonably acceptable to Seller and Buyer to the effect that the warranties and representations set forth in Article IV of this Agreement are true and correct in all material respects as of the Closing with the same force and effect as if made on and as of such date, except (x) for representations and warranties qualified by materiality or the term "Material" (in which case such representations and warranties shall be true and correct in all respects) and (y) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as the case may be, as of such earlier date), and that all commitments required by this Agreement to be performed by Seller prior to Closing have been performed in all material respects by Seller; and

                  (iv) such other documents as are, in the reasonable opinion of counsel for Seller and Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.

         (b)      Buyer will deliver to Seller the following:

                  (i) a duly executed certificate from Buyer, in a form reasonably acceptable to Seller and Buyer to the effect that the warranties and representations set forth in Article V of this Agreement are true and correct in all material respects as of the Closing with the same force and effect as if made on and as of such date, except (x) for representations and warranties, qualified by materiality (in which case such representations and warranties shall be true and correct in all respects) and (y) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as the case may be, as of such earlier date), and that all commitments required by this Agreement to be performed by Buyer prior to Closing, except for those which, individually or in the aggregate, will not have a material adverse effect on this Agreement or the transactions contemplated by this Agreement, have been performed by Buyer;

                  (ii) the Purchase Price, delivered as described in Section 2.02; and

                  (iii) such other documents as are, in the reasonable opinion of counsel for Seller and Buyer, necessary or desirable to transfer the Assumed Liabilities and Acquired Assets to Buyer.

         (c) Unless otherwise executed and delivered by Buyer and Seller prior to the Closing, Seller and Buyer concurrently will duly execute and deliver to each other:

                  (i) a certificate of its Secretary or an Assistant Secretary of incumbency for all officers executing the Transaction Documents and any other documents contemplated by the Transaction Documents;

                  (ii)     the Assumption Agreement and Bill of Sale;

                  (iii)    the Transitional Services Agreement;

                  (iv)     the Data and Software License and Services Agreement;

                  (v)      the ML Fixed Income Output License; and

                  (vi)     the Real Estate Licenses.

3.02 INTERDEPENDENCE. The transfers and deliveries described in this Article III are mutually interdependent and are to be regarded as occurring simultaneously as of the Effective Time. Unless agreed to in writing by Seller and Buyer, no such transfer or delivery will become effective until all other transfers and deliveries provided for in this Article III have also become effective.

3.03 TIME AND PLACE OF CLOSING. The Closing will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, as soon as practicable and, in any event, not later than five Business Days after the satisfaction or waiver of all of the conditions to Closing set forth in Articles VII and VIII, or at such other date and place as Seller and Buyer agree.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

         Seller represents and warrants that the following are true and correct as of the date of this Agreement.

4.01 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power to own and sell the Acquired Assets and to conduct the Business as presently conducted by it.

4.02 AUTHORITY. Seller has all necessary corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. All corporate actions and proceedings on the part of Seller that are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have occurred, and, assuming proper execution and delivery by Buyer, this Agreement is enforceable against Seller in accordance with its terms and the other Transaction Documents will be enforceable against Seller in accordance with their terms upon proper execution and delivery to Buyer.

4.03 AUTHORIZATIONS. No Authorization is needed by Seller for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except as set forth in
         Schedule 4.03 or where the failure to obtain such Authorization will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated by this Agreement.

4.04 NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated by the Transaction Documents will not, with or without the giving of notice or passage of time, or both, violate any law, rule or regulation or order, judgment or decree binding on Seller and will not result in a breach of any term of the certificate of incorporation or by-laws of Seller or result in a breach of, or constitute a default under, any contract, agreement or other instrument to which Seller is a party, including, without limitation, the Contracts, except as set forth in Schedule 4.04 or where not Material.

4.05 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Schedule 4.05 or where not Material, the Business is being and has been conducted in compliance with all statutes, laws, ordinances, rules, orders and regulations applicable to the Business and the Acquired Assets.

4.06 CONTRACTS. Except as set forth in Schedule 4.06(a), each written Contract is in full force and effect and is enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, against the other parties thereto **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. Except as set forth in
         Schedule 4.06(b), or where not Material, Seller has performed all obligations required to be performed by it to date under the written Contracts and neither Seller, nor, to the Knowledge of Seller, any other party thereto, is (with or without the lapse of time or the giving of notice, or both) in breach or default under the written Contracts. Except as set forth on Schedule 4.06(c), since **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and through the date of this Agreement, Seller has not received any written notice of any alleged material breach by Seller under the Contracts. Schedule 1.14 sets forth a description that is true and correct in all material respects of the following terms and conditions for each Contract that is not a written
         Contract: (i) service being provided by Seller; (ii) current annual run rate revenue; and (iii) billing commencement date (where available).

4.07 EQUIPMENT. Except as set forth in Schedule 4.07 or where not Material, the Equipment is in good operating condition and repair, normal wear and tear excepted, and is adequate for its current uses. SELLER DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE EQUIPMENT.

4.08 FINANCIAL INFORMATION. The Financial Information has been prepared from, and is in accordance with the Management books and records of Seller. The Financial Information has been prepared in accordance with Seller's internal accounting practices, which practices have been applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and is true, complete and accurate in all material respects, and fairly presents, on a Management basis, in all material respects the results of operations of the Business for the periods indicated in Schedule 1.26. Revenue recognized on the Financial Information was recognized in accordance with generally accepted accounting principles.

4.09 FINDER'S FEES AND COMMISSIONS. Neither Seller nor its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.10     INTELLECTUAL PROPERTY.

         (a) Except as set forth in Schedule 4.10(a), Seller has all rights necessary to sell, convey, assign, transfer and deliver to Buyer the Intellectual Property and the Documentation free and clear of any liens or other encumbrance except Permitted Liens.

         (b) Except as set forth in Schedule 4.10(b) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**:

                  (A) Seller owns or possesses or otherwise has the right to use all Intellectual Property and Documentation necessary for the present conduct of the Business, without any conflict with the rights of others; and

                  (B) no Actions are pending or, to the Knowledge of Seller, threatened against Seller with respect to the Intellectual Property or the Documentation.

                  (C) Except as set forth in Schedule 4.10(c) **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, there are no licenses, sublicenses, assignments or co-existence agreements currently in effect pertaining to any of the Intellectual Property.

4.11 LITIGATION AND CLAIMS. There is no Action pending or, to the Knowledge of Seller, threatened against or involving Seller either (a) arising out of Seller's operation of the Business which, individually or in the aggregate, if determined adversely to Seller could reasonably be expected to result in Losses to Seller exceeding **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT

         TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** or (b) which questions or challenges the validity of this Agreement or any action to be taken pursuant to this Agreement.

4.12 PERMITS. Except as set forth in Schedule 4.12, Seller possesses all material licenses, permits and other approvals of Governmental Entities necessary to enable it to carry on the Business as it is currently conducted.

4.13 RECENT CONDUCT OF THE BUSINESS. Except as set forth in Schedule 4.13, since June 30, 2001, Seller has not;

         (a) permitted or allowed any of the Acquired Assets to be subjected to any lien, mortgage, pledge, or other encumbrance, other than Permitted Liens;

         (b) sold, transferred, leased, or licensed any of the Acquired Assets other than pursuant to the Contracts and otherwise in the ordinary course of business;

         (c) suffered any material physical damage, destruction or loss (whether or not covered by insurance) relating to the Acquired Assets;

         (d) failed to perform in any material respect any of its obligations, or suffered or permitted to exist and be continuing, any material default, under any Contract;

         (e) entered into, amended or terminated any material Contract, knowingly waived any **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** right of Seller or obligation of any third party to Seller under any Contract or entered into any Contract other than on arm's length basis;

         (f) except in the ordinary course of business, incurred or assumed any debt, obligation or liability;

         (g) entered into or adopted or materially amended any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of any Continuing Employee (as defined in Section 6.10(a)) (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law); or

         (h)      agreed to take any of the foregoing actions.

4.14 TAXES. Seller has filed all material Tax returns that it was required to file with respect to the Acquired Assets. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller shown on any such Tax Returns have been paid. There are no liens or security interests (other than Permitted Liens) on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.15 TITLE TO TANGIBLE ASSETS. Seller has and will convey to Buyer at Closing good and marketable title to all of the tangible Acquired Assets free and clear of any lien or other encumbrance, except for Permitted Liens and as set forth in Schedule 4.15; provided, however, that in no event shall there exist any liens arising under Section 412 of the Code or Sections 302 or 4068 of ERISA.

4.16 EMPLOYEE BENEFIT PLANS; ERISA. Schedule 4.16 sets forth each Seller Plan. With respect to each Seller Plan, to the extent applicable, except as would not be Material:

         (a) each of the Seller Plans and its administration is and has been in substantial compliance with its terms and all applicable laws. Each of the Seller Plans which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and, to the Knowledge of the Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Seller's Plan;

         (b) to the Knowledge of Seller, there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Seller Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Seller Plan; and

         (c) to the Knowledge of Seller, neither Seller, nor any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Seller Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of
                  Section 4975 of the Code or Section 406 of ERISA.

4.17 EMPLOYMENT ARRANGEMENTS. Schedule 4.17 sets forth a list of all written employment, noncompetition and confidentiality agreements with all full or part time Continuing Employees. Seller has no legal obligation or liability, contingent or other, under any employment arrangement, including without limitation any retention bonus plan, with any such employee other than (i) those listed on Schedule 4.16 or Schedule 4.17 or (ii) those incurred in the ordinary course of business which can be terminated at will without the payment of severance. None of the Continuing Employees is subject to any collective bargaining agreement or labor contract with any union.

4.18 NO MATERIAL CHANGE. Since June 30, 2001, there has been no Material change in the Acquired Assets (including, without limitation, physical loss of or damage to a material amount or part of the Acquired Assets) or the Business (including, without limitation, the operations, management, properties or the condition (financial or other), or results of operation of the Business).

4.19     ABSENCE OF CERTAIN CUSTOMER CHANGES. Except as set forth on Schedule
         4.19 (which shall set forth for each customer listed thereon, the amount of increase or decrease in their business), none of Seller's customers whose business exceeded **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** for the year ended December 31, 2000, has, as of the date of this Agreement, terminated or indicated in writing (or, to Seller's Knowledge, orally) an intention to terminate its business with, or reduced or indicated in writing (or, to the Knowledge of Seller, orally), an intention to reduce in any material respect, the volume of its business with, Seller.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants that the following are true and correct as of the date of this Agreement.

5.01 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

5.02 AUTHORITY. Buyer has all necessary corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. All corporate actions and proceedings on the part of Buyer that are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have occurred, and, assuming proper execution and delivery by Seller, this Agreement is enforceable against Buyer in accordance with its terms and the other Transaction Documents will be enforceable against Buyer upon proper execution and delivery to Seller.

5.03 AUTHORIZATIONS. No Authorization is needed by Buyer for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except as set forth in
         Schedule 5.03 or where the failure to obtain such Authorization will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated by this Agreement.

5.04 NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated by the Transaction Documents will not, with or without the giving of notice or passage of time, or both, violate any law, rule or regulation or order, judgment, or decree binding on Buyer and will not result in a breach of any term of the certificate of incorporation or bylaws or other organizational documents of Buyer or result in a breach of, or constitute a default under, any contract, agreement or other instrument to which Buyer is a party, except such violations or breaches as will not have a material adverse effect on the condition of Buyer, or the consummation of the transactions contemplated by this Agreement.

5.05 FINDER'S FEES AND COMMISSIONS. Neither Buyer nor its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5.06 AVAILABLE FUNDS. Buyer has sufficient unrestricted, non-contingent funds to enable it to deliver the Purchase Price in the manner required and specified in Section 2.02.

5.07 LITIGATION AND CLAIMS. There is no Action pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions or challenges the validity of this Agreement or any action to be taken pursuant to this Agreement, except as set forth in Schedule 5.07 and such litigation as will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

6.01 ADDITIONAL DOCUMENTS. From time to time after the Closing, Seller and Buyer will execute and deliver, without further consideration, such documents as either Party may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement.

6.02 BULK TRANSFER LAWS. Buyer and Seller hereby waive compliance with the bulk sales law, if any, and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

6.03     CONFIDENTIALITY.

         (a) Except to the extent contrary to the terms of this Section 6.03, the terms of the Confidentiality Agreement dated July 20, 2001 between Seller and Buyer (the "Confidentiality Agreement"), including, without limitation, the non-solicitation and non-hire obligations provisions of the Confidentiality Agreement, are hereby incorporated by reference and will continue in full force and effect in accordance with the terms of the Confidentiality Agreement.

         (b) Except as otherwise expressly permitted by this Agreement, Seller and Buyer will not, and will cause their respective Affiliates not to, disclose the terms of the Transaction Documents to any Person other than such directors, officers, shareholders, employees and attorneys of Seller, Buyer, their respective Affiliates and their financial advisors, or such other Persons acting on behalf of or in the interests of Seller, Buyer and their respective Affiliates to whom disclosure of the terms of this Agreement is necessary for the consummation of the transactions contemplated by this Agreement or the operation of the Business. Any disclosure permitted by this Section 6.03(b) will be made on a confidential basis.

         (c) Notwithstanding anything to the contrary in this Agreement, Seller, Buyer and their respective Affiliates may disclose the terms of this Agreement to any Person, whether by providing such Person with photocopies of all or portions of such terms or otherwise: (i) to the extent required by applicable laws, rules or regulations; (ii) as may be required, in the reasonable opinion of Seller, Buyer, or their respective Affiliates, as the case may be, in the defense of Seller, Buyer, or their respective Affiliates in any Action; or (iii) as may be legally required, in the reasonable opinion of Seller's or Buyer's counsel, in any filings under the Securities Act of 1933, the Securities Exchange Act of 1934 or the Investment Advisers Act of 1940. The disclosing party will use commercially reasonable efforts to obtain adequate confidentiality protections in the event of such disclosures.

         (d) Any press releases, public announcements or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement must be approved by both Seller and Buyer in advance, provided that such approval may not be unreasonably withheld or delayed, and further provided that nothing in this Agreement will prevent either Seller or Buyer or their respective Affiliates, upon reasonable notice to the other, from making public announcements to comply with the requirements of law or any listing agreement with any securities exchange or to inform their respective employees of the transactions contemplated by this Agreement.

         (e) As a result of the consummation and performance of this Agreement, the Parties and their respective employees, agents, contractors and representatives may learn information relating to the businesses of the other Party or its Affiliates other than the Business. Buyer and Seller acknowledge and agree that all such information is Buyer's or Seller's, as applicable, valuable trade secret information ("Confidential Information"). Notwithstanding anything to the contrary herein any trade secrets that are used in the Business but which do not constitute Trade Secrets, shall be deemed to be Confidential Information of Seller and shall be kept confidential pursuant to this Section 6.03(e).

                  Neither Buyer nor Seller will, nor will either of them cause its Affiliates, officers, directors, employees, agents, contractors and representatives to, disclose to any third party or use in any manner Confidential Information other than
                  (i) with the other Party's prior written consent or (ii) to the extent any such Confidential Information becomes generally available to the public through no fault of the disclosing party. Buyer and Seller will institute appropriate security measures to safeguard the Confidential Information and prevent its disclosure to any third party. Buyer or Seller, as the case may be, will be responsible for any improper disclosure or use of the Confidential Information by any of its Affiliates, officers, directors, employees, agents, contractors or representatives. The obligations of this
                  Section 6.03(e) will survive indefinitely. All information provided by either Party hereto to the other Party hereto pursuant to the Transitional Services Agreement, Data and Software License and Services Agreement or ML Fixed Income Output License shall be subject to the confidentiality provisions contained in such agreements and, with respect to such information, in the event of a conflict between the provisions of the Transitional Services Agreement, Data and Software License and Services Agreement or ML Fixed Income Output License, as applicable, and this Agreement, the terms of the Transitional Services Agreement, Data and Software License and Services Agreement or ML Fixed Income Output License, as applicable, shall govern.

6.04     TAX MATTERS.

         (a) Buyer shall prepare and timely file all real property, personal property and similar tax returns relating to the Acquired Assets for the Straddle Period, as defined below. Buyer shall pay and discharge all Taxes shown to be due on such Tax returns. No later than 10 Business Days prior to the due date of such return, Seller shall pay to Buyer the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period. Seller shall have a reasonable opportunity to review all such Tax returns. The Tax returns referred to in the preceding sentences shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. Buyer shall cause a copy of any Tax return that is required to be filed by it under the preceding sentences, together with all relevant workpapers and other information to the extent such return, workpapers and other information relate solely to the Acquired Assets, to be made available to Seller for review and approval no later than 20 Business Days prior to the due date for the filing of such Tax return (taking into account proper extensions), such approval not to be unreasonably withheld. An exact copy of any such Tax return filed by Buyer and evidence of payment of such Taxes shall be provided to Seller no later than 10 Business Days after such Tax return is filed. For purposes of this section, the amount of Taxes relating to the Acquired Assets attributable to the pre-Closing portion of the Straddle Period shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. Any refunds or credits of real property, personal property and similar taxes for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to the preceding sentence.

         (b) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Tax related return, claim for refund or audit, and the prosecution or defense of any Tax related claim, suit or proceeding with respect to the Acquired Assets. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance.

         (c) Buyer shall provide Seller with such resale exemption certificates as are appropriate. Buyer (i) shall be responsible for the filing of Tax returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes and (ii) shall pay such Taxes and shall indemnify Seller for the payment of such taxes, incurred in connection with this Agreement or any transaction contemplated thereby.

         (d) To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

6.05     EFFORTS TO CLOSE.

         (a) Seller and Buyer will use all commercially reasonable efforts to cause all of the conditions, as specified in Articles VII and VIII of this Agreement, to the obligations of the other to consummate the transactions contemplated by this Agreement to be met as soon as practicable after the date of this Agreement.

         (b) Seller and Buyer will comply fully with all applicable mandatory notification, reporting and other requirements of the HSR Act. Seller and Buyer, within ten Business Days after the date of this Agreement, will file any required notifications with the FTC and the Antitrust Division of the DOJ pursuant to and in compliance with the HSR Act. Seller and Buyer will as soon as practicable file any additional information requested by any Governmental Entity.

         (c) Seller and Buyer will each use commercially reasonable efforts to obtain, as soon as practicable, the Authorizations that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement and will cooperate fully with each other in promptly seeking to obtain such Authorizations; provided, however, that in no event shall Buyer's commercially reasonable efforts be deemed to obligate Buyer to divest of any assets.

         (d) Seller shall use its commercially reasonable efforts to **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

6.06 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of Seller and Buyer will bear its own costs and expenses, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

6.07 OPERATION OF THE BUSINESS PRIOR TO CLOSING. From the date of this Agreement until the Closing, and except as otherwise contemplated by this Agreement or as otherwise agreed in writing by Buyer, Seller and Seller's Affiliates will conduct the Business in the ordinary course and consistent with Seller's past practice. Without limiting the generality of the foregoing, without the prior written consent of Buyer, Seller and Seller's Affiliates will:

         (a) not mortgage or otherwise encumber or subject to any lien (other than Permitted Liens), or sell, transfer or otherwise dispose of any of the Acquired Assets;

         (b) continue to meet the contractual obligations of, and pay obligations relating to, the Business as they mature in the ordinary course;

         (c) not settle any material pending or threatened legal action which relates to the Acquired Assets or the Business;

         (d) confer on a regular basis with one or more representatives of Buyer to report material operational matters and the general status of ongoing operations;

         (e) not increase the compensation payable to any Continuing Employee (except for increases in the ordinary course of business consistent with past practice), or change the benefits for which any such Continuing Employee is eligible (except increases in the ordinary course of business consistent with past practice), or grant any severance, retention bonus or termination pay to, or enter into any employment, retention bonus or severance agreement with, any Continuing Employee other than as expressly contemplated by this Agreement;

         (f) not terminate or materially amend any Contract with the exception of any termination carried out as a result of a breach of such Contract by any other party thereto, any termination carried out by any other party thereto and any amendment carried out solely to reflect changes in the ordinary course of business in the services provided by Seller under any Contract; and

         (g) use its commercially reasonable efforts to maintain the existing business relations with suppliers, customers, employees and other Persons with which it has Material business relationships related to the Business.

6.08 REMOVAL OF ACQUIRED ASSETS. All tangible Acquired Assets will be moved from Seller's premises in a manner so as to not unreasonably interfere with Seller's operations and to minimize damage to such premises at Buyer's expense in accordance with the Transitional Services Agreement.

6.09 TAX RECORDS. Buyer will preserve and keep all Books and Records received from Seller or Seller's Affiliates relating to Tax matters of the Business ("Tax Records") until the expiration of the appropriate statutes of limitations with respect to such Tax matters, or seven years after the date of this Agreement, whichever is longer. Until such expiration, representatives of Seller or Seller's Affiliates will, upon reasonable notice, have access to such Tax Records during normal business hours to examine, inspect and copy them. After such expiration, but prior to disposal, Buyer will inform Seller of its intent to dispose of any Tax Records, and will provide Seller and Seller's Affiliates with a reasonable opportunity to obtain such Tax Records as they deem appropriate.

6.10     EMPLOYEE MATTERS.

         (a) Buyer covenants and agrees that, as soon as practicable after the date of this Agreement, it will extend offers of either full-time or part-time employment (depending on the employment status of each employee as of the date of this Agreement), effective on the Closing Date, to each of the employees of the Business listed on Schedule 6.10 (such employees being collectively referred to as the "Continuing Employees") at substantially the same job function as such employees held with Seller on the date of this Agreement, at the annual base salary listed opposite each such Continuing Employee's name on Schedule 6.10. Buyer agrees to provide the Continuing Employees with substantially the same benefit plans and arrangements, in the aggregate, as provided by Buyer to similarly situated employees of Buyer on the Closing Date, insofar as such plans and arrangements are consistent with applicable law; provided, that Buyer shall have no obligation to establish or maintain any particular plan or arrangement, except that Buyer shall cause a tax-qualified defined contribution plan maintained by Buyer or one of its Affiliates to accept rollovers of amounts, including outstanding loans to employees rolling over such amounts, distributed from Continuing Employee's accounts under the Merrill Lynch & Co., Inc. 401(k) Savings and Investment Plan, so long as such rollovers occur no later than 90 days following the Closing Date. Buyer agrees that it shall be solely liable for all costs relating to the employment (including the termination of such employment) of Continuing Employees after the Effective Time, provided, that nothing in this Section 6.10(a) shall be construed to impose liability on Buyer for any costs arising from any Continuing Employee's employment with Seller prior to the Effective Time.

         (b) Effective as of the Effective Time, Buyer agrees that it shall be liable for all benefits payable under all employee benefit plans maintained by Buyer for the benefit of the Continuing Employees and for Buyer's workers' compensation obligations with respect to the Continuing Employees. Continuing Employees (and their eligible dependents) shall be given credit under the employee benefit plans, programs, policies and arrangements that are maintained by Buyer or its Affiliates for the benefit of the Continuing Employees for their service with Seller and its Affiliates prior to the Effective Time for purposes of (i) eligibility to participate and vesting and
                  (ii) satisfying any waiting periods, evidence of insurability requirements. Buyer shall cause any preexisting condition limitations under its or its Affiliates welfare plans which may cover Continuing Employees, to be waived.

6.11     COLLECTION OF ACCOUNTS RECEIVABLE AND REMITTANCE OF PAYMENTS RECEIVED.

         (a) Seller shall send invoices to all customers of the Business for services performed during the calendar month in which the Closing occurs under the Contracts to which those customers are party. In accordance with its past practice, Seller shall send such invoices to the customers within 60 days after the end of the calendar month in which the Closing occurs. Seller shall remit to Buyer promptly, and in any event within 10 Business Days thereafter, all payments received by Seller in respect of such customer invoices for Services performed from and after the Closing Date through the end of the calendar month in which the Closing occurs. The amount of payments due to Buyer will be computed, with respect to each customer invoice, by multiplying (a) the quotient obtained by dividing the aggregate amount of the invoice by the number of Business Days in the month in which the Closing occurs by (b) the number of Business Days from and including the Closing Date through the last day of the month in the month in which the Closing occurs. Seller shall be entitled to all payments received in respect of the balance of the invoice.

         (b) If, after the Effective Time, Buyer receives a payment from a customer and at the time of such payment is not instructed by the customer as to the purpose for which the payment is to be applied (each, a "Non-designated Payment"), then Buyer shall contact such customer and ascertain from such customer the purpose for which the payment is to be applied. In the event that such payment relates to payment for services provided prior to the Effective Time, Buyer shall promptly remit such payment to Seller.(3)

         (c) In the event that Seller receives any payment or proceeds relating to or arising out of any of the Acquired Assets subsequent to the Effective Time, Seller shall promptly remit such payment or proceeds to Buyer. In the event that Buyer receives any payment or proceeds relating to or arising out of the Excluded Assets subsequent to the Effective Time, Buyer shall promptly remit such payment to Seller.

6.12 ACCESS TO BOOKS AND RECORDS. Seller shall afford Buyer and its representatives reasonable access during normal business hours (i) for a period of three (3) years following the Closing Date, upon no less than three (3) Business Days' notice, to any Books and Records or other records relating to or used primarily in connection with the Acquired Assets or the Assumed Liabilities that are not segregable from the Books and Records of Seller that do not relate to the Acquired Assets or the Assumed Liabilities to the extent that such access may be reasonably required by Buyer for any reasonable business purpose, and
         (ii) for a period of five (5) years following the Closing Date, upon twenty four (24) hours notice, to any customer records, any record of written communications with any customers, any pricing data (including any work papers which support Seller's pricing) and any other customer or price related documentation, in each case relating to the Acquired Assets or the Assumed Liabilities, that Buyer shall reasonably request access to in order to comply with the express requirements of applicable regulatory authorities. Seller agrees not to destroy any Books and Records or other information for a period of five (5) years after such Books and Records or other information was created.

6.13 CUSTOMER NOTIFICATION. Promptly following the execution of this Agreement, Seller or Buyer shall send notice (a "Customer Notification"), the form, substance, timing and coordination of which shall be reasonably satisfactory to Buyer and Seller, to each customer which has a Contract with Seller notifying each such customer (i) that Seller intends to assign such customer's Contract with Seller to Buyer,
         (ii) that such customer may elect to terminate its Contract with Seller rather than consent to the assignment of such Contract to Buyer, (iii) that such customer shall be deemed to have consented to such assignment if such customer does not, within **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, send notice of its intent to terminate the Contract and (iv) that its Contract with Seller (or, if such customer consents to the assignment, with Buyer) shall be amended to provide that the Contract cannot be further assigned without the consent of such customer.

6.14 NOTICE OF DEVELOPMENTS. Each Party shall give prompt notice to the other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate, or (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any material covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by a Party pursuant to this Section 6.14 shall constitute a waiver by the Party receiving such disclosure of any condition to such Party's obligation to close the transaction contemplated hereby unless the Party to which such disclosure is made agrees in writing to waive such condition (it being understood that the delivery of any notice pursuant to this Section
         6.14 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice).

         3 Amended on January 31, 2002.

6.15 DELIVERY OF ACQUIRED ASSETS AFTER THE EFFECTIVE TIME. In the event that, after the Effective Time, Seller becomes aware of (A) any asset that (i) is necessary to operate the Business; (ii) was not included in the definition of Acquired Assets or was not delivered to Buyer on the Closing Date, (iii) is wholly owned by Seller, and (iv) is **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** or (B) any contract with a customer of the Business that was inadvertently omitted from Schedule 1.14, then Seller and Buyer and shall cooperate with each other in order to effectuate the transfer of such asset or contract to Buyer; provided, that Buyer shall have no obligation to pay any additional consideration in connection with such transfer.

6.16     NON-COMPETE.

         (a) Restrictive Covenants. Seller covenants and agrees that Seller shall not, and shall cause its Affiliates not to, during the period beginning on the Closing Date and ending on **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (the "Restricted Period"), operate, for its own account or its Affiliates' own accounts, the business of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (the "Restricted Business"); provided, however, that nothing contained in this Agreement shall be deemed to prohibit, restrict or otherwise limit Seller or any of its Affiliates from hereafter engaging in a strategic transaction (including, without limitation, a joint venture, acquisition, merger, consolidation, reorganization or asset sale) with any Person, so long as such Person did not derive **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** of its revenues from the Restricted Business during the twelve month period prior to such strategic transaction.

         (b) Rights and Remedies Upon Breach. If Seller or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of Section 6.16(a) (the "Restrictive Covenants"), Buyer shall have the right and remedy (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedy) to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against Seller or such Affiliate of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide adequate remedy to Buyer. This remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity.

         (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         (d) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.17 CONFIDENTIALITY AGREEMENTS. Seller agrees that it shall not waive any of its rights under any confidentiality agreement entered into by Seller with any other potential buyer of the Business without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

6.18 SELLER INVOICED CONTRACTS. Buyer agrees that it shall send all invoices relating to the contracts listed on Schedule 6.18 to Seller (an at address designated for such purpose by Seller) for payment in accordance with the terms of such contracts.

6.19 REGULATION S-X FINANCIAL STATEMENTS. If Buyer's parent, Interactive Data Corporation ("IDCO"), **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** under Regulation S-X under the Securities Act of 1933, as amended (the "1933 Act") and the applicable published rules and regulations thereunder, to include historical financial statements for the Business in any filing under the 1933 Act or the Securities Exchange Act of 1934, as amended, then Buyer shall notify Seller in writing of this requirement at least 60 days prior to the anticipated date of the filing. Following receipt of such notice, Seller shall prepare statements of assets acquired and liabilities assumed and statements of revenues and direct expenses and such other financial statements and information as may be required by the Securities and Exchange Commission for the required historical periods for inclusion in the filing, and Seller shall request its independent accountants to audit those statements and otherwise to cooperate with IDCO in connection with the foregoing (including, without limitation, requesting its independent accountants to deliver so-called "comfort letters" and written consents relating to the audited statements and other financial information derived from them). If, for any reason, Seller's accountants decline or are unable to audit the necessary financial statements, Seller shall cooperate with Buyer's independent accountants in connection with the audit of those financial statements. Buyer shall reimburse Seller for its out-of-pocket expenses incurred in connection with its compliance with this Section 6.19.

                                  ARTICLE VII

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

All obligations of Seller to sell the Acquired Assets, to transfer the Business, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Seller in whole or in part without written or oral notice of such waiver to Buyer, but without prejudice to any right or remedy which Seller may have under this Agreement as the result of any misrepresentation by Buyer, or breach of any agreement, covenant or warranty of Buyer contained in this Agreement by Buyer.

7.01 BUYER'S REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects as of the Closing with the same force and effect as if made on and as of such date, except (x) for representations and warranties, qualified by materiality or by the term "Material" (in which case such representations and warranties shall be true and correct in all respects) and (y) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as the case may be, as of such earlier date).

7.02 PERFORMANCE OF BUYER'S OBLIGATIONS. All commitments required by this Agreement to be performed by Buyer prior to Closing will have been performed in all material respects by Buyer, and Buyer will have delivered to Seller at the Closing the Purchase Price and the documents required in Sections 3.01(b) and (c).

7.03 AUTHORIZATIONS/WAITING PERIODS. All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated by this Agreement.

7.04 NO INJUNCTION/ORDER. On the Closing Date, (i) there will not be any investigation suit, action, or other proceeding threatened or pending by or before any court or Governmental Entity, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) no Governmental Entity shall have issued any order, decree or ruling enjoining, prohibiting or granting damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

7.05 LAPSE OF CUSTOMER NOTIFICATION PERIOD. At least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** shall have elapsed since the Customer Notifications were sent in accordance with Section 6.13.

                                  ARTICLE VIII

                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

All obligations of Buyer to purchase the Acquired Assets, to assume the Assumed Liabilities, and to perform any other action at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Buyer in whole or in part without written or oral notice of such waiver to Seller, but without prejudice to any right or remedy which Buyer may have under this Agreement as the result of any misrepresentation by Seller, or breach of any agreement, covenant or warranty of Seller contained in this Agreement by Seller.

8.01 SELLER'S REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of Seller contained in this Agreement will be true and correct in all material respects as of the Closing with the same force and effect as if made on and as of such date, except (x) for representations and warranties, qualified by materiality or by the term "Material" (in which case such representations and warranties shall be true and correct in all respects) and (y) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as the case may be, as of such earlier date).

8.02 PERFORMANCE OF SELLER'S OBLIGATIONS. All commitments required by this Agreement to be performed by Seller prior to Closing will have been performed in all material respects by Seller and Seller will have delivered at the Closing the documents required by Sections 3.01(a) and
         (c).

8.03 AUTHORIZATIONS/WAITING PERIODS. All Authorizations legally required for the Closing will have been obtained, except where failure to obtain such Authorizations will not have a material adverse effect on this Agreement or the consummation of the transactions contemplated by this Agreement.

8.04 NO INJUNCTION/ORDER. On the Closing Date, (i) there will not be any investigation, suit, action, or other proceeding threatened or pending by or before any court or Governmental Entity, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement and (ii) no Governmental Entity shall have issued any order, decree or ruling enjoining, prohibiting or granting damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

8.05 LAPSE OF CUSTOMER NOTIFICATION PERIOD. At least **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** shall have elapsed since the Customer Notifications were sent in accordance with Section 6.13.

                                   ARTICLE IX

                         INDEMNIFICATION AND ARBITRATION

9.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing. All such representations and warranties shall thereafter terminate and expire on **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** except that the representations and warranties as to title contained in Section 4.15 and the representations and warranties contained in Sections 4.01, 4.02, 4.14, 4.16, 5.01 and 5.02 shall survive and remain operative and in full force and effect for **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** and the representations and warranties as to title contained in Section 4.10 shall survive until **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**, in all events regardless of any investigation made by or on behalf of any Party hereto. All covenants and agreements of the Parties shall survive the Closing (unless any such covenant or agreement by its express terms in this Agreement does not so survive) and are subject to all applicable statutes of limitation, similar statutes and other similar defenses provided by law or equity, it being understood that the Parties' obligations to indemnify with respect to Excluded Liabilities and Assumed Liabilities will survive for the statute of limitations applicable to such liability.

9.02     INDEMNIFICATION BY SELLER.

         (a) Subject to the terms, conditions, and limitations set forth in this Agreement, Seller agrees from and after the Closing to defend, indemnify and hold harmless Buyer (and its directors, officers, employees, Affiliates and shareholders) from and against all losses, liabilities, damages, costs, claims, obligations and expense (including, without limitation, reasonable fees and expenses of attorneys and accountants) ("Losses") actually incurred by Buyer or any of such other indemnified parties to the extent arising from (i) any breach of any representation or warranty made by Seller in this Agreement, the Assumption Agreement and Bill of Sale, the copyright assignment to be delivered pursuant to Section 3.01(a)(i) hereof or the certificate to be delivered pursuant to Section 3.01(a)(iii) hereof, (ii) any breach of any covenant made by Seller in this Agreement, the Assumption Agreement and Bill of Sale or the copyright assignment to be delivered pursuant to Section 3.01(a)(i) hereof, or (iii) any failure of Seller to perform or satisfy any Excluded Liability.

         (b) Promptly after receipt by Buyer of notice of any third-party Action in respect of which indemnity may be sought against Seller under this Agreement (for purposes of this Section 9.02, a "Buyer's Assertion"), Buyer will notify Seller in writing of the Buyer's Assertion, but the failure to so notify Seller will not relieve Seller of any liability it may have to Buyer, except to the extent Seller suffered actual prejudice thereby. Seller will be entitled to participate in the defense of such Buyer's Assertion. If Seller, by written notice to Buyer within 30 days after receipt by Seller of notice of such Buyer's Assertion, acknowledges its responsibility to indemnify Buyer based on the facts alleged in the third party Action and the Buyer's Assertion and if Seller elects to do so, Seller will also be entitled to assume the defense of such Buyer's Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to Buyer. With respect to any such Buyer's Assertion, Buyer will promptly provide Seller with: (i) notice and copies of any documents served upon Buyer; and (ii) all reasonable cooperation which Seller deems necessary to defend such Buyer's Assertion, including without limitation providing Seller and its outside attorneys access to any potentially relevant documents, information, or individuals within the control of Buyer, other than any privileged documents. If business information of Buyer other than that pertaining to the Business is contained in such documents or information, Seller and Buyer will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Seller may have elected as provided above to assume the defense of any Buyer's Assertion, Buyer will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Buyer, but in such event the fees and expenses of Buyer (above those which would otherwise have been incurred) and such separate counsel will be paid by Buyer.

         (c)      Notwithstanding anything in this Section 9.02 to the contrary:
                  (i) Seller will have no obligation with respect to any Buyer's Assertion if, in connection therewith, Buyer, without the written consent of Seller, settles or compromises any Action or consents to the entry of any judgment; and (ii) Seller will not, without the written consent of Buyer with respect to any Buyer's Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer of a duly executed written release of Buyer from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Buyer; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Buyer or its counsel, may materially adversely affect Buyer, it being acknowledged and agreed that any settlement or compromise pursuant to which the sole relief is monetary damages that are paid in full by Seller will not be deemed to materially adversely affect Buyer.

         (d) Upon the payment of any settlement or judgment pursuant to this Section 9.02 with respect to any Buyer's Assertion, Seller will be subrogated to all rights and remedies of Buyer against any third party in respect of such Buyer's Assertion to the extent of the amount so paid by Seller.

         (e) Except in the event of fraud, the indemnity provided for by this Section 9.02 will be Buyer's exclusive post-Closing remedy with respect to matters covered hereby.

9.03     INDEMNIFICATION BY BUYER.

         (a) Subject to the terms, conditions, and limitations set forth in this Agreement, Buyer agrees from and after the Closing to defend, indemnify and hold harmless Seller (and its directors, officers, employees, Affiliates and shareholders) from and against all Losses actually incurred by Seller or any of such other indemnified parties to the extent arising from (i) any breach of any representation or warranty made by Buyer in this Agreement, the Assumption Agreement and Bill of Sale or the certificate to be delivered pursuant to Section 3.01(b)(i) hereof, (ii) any breach of any covenant made by Buyer in this Agreement or the Assumption Agreement and Bill of Sale, or
                  (iii) any failure of Buyer to perform or satisfy any Assumed Liability.

         (b) Promptly after receipt by Seller or its Affiliates of notice of any third-party Action in respect of which indemnity may be sought against Buyer under this Agreement (for purposes of this Section 9.03 a "Seller's Assertion"), Seller will notify Buyer in writing of the Seller's Assertion, but failure to so notify Buyer will not relieve Buyer of any liability it may have to Seller, except to the extent Buyer has suffered actual prejudice thereby. Buyer will be entitled to participate in the defense of such Seller's Assertion. If Buyer, by written notice to Seller within 30 days after receipt by Buyer of notice of such Seller's Assertion, acknowledges its responsibility to indemnify Seller based on the facts alleged in the third-party Action and the Seller's Assertion and if Buyer elects to do so, Buyer will also be entitled to assume the defense of such Seller's Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to Seller. With respect to any such Seller's Assertion, Seller will promptly provide Buyer with: (i) notice and copies of any documents served upon Seller; and (ii) all reasonable cooperation which Buyer deems necessary to defend such Seller's Assertion, including without limitation providing Buyer and its outside attorneys' access to any potentially relevant documents, information, or individuals within the control of Seller, other than any privileged documents. If business information of Seller other than that pertaining to the Business is contained in such documents or information, Seller and Buyer will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Buyer may have elected as provided above to assume the defense of any Seller's Assertion, Seller will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Seller, but in such event the fees and expenses of Seller (above those which would otherwise have been incurred) and such separate counsel will be paid by Seller.

         (c)      Notwithstanding anything in this Section 9.03 to the contrary:
                  (i) Buyer will have no obligation with respect to any Seller's Assertion if, in connection therewith, Seller, without the written consent of Buyer, settles or compromises any Action or consents to the entry of any judgment; and (ii) Buyer will not, without the written consent of Seller with respect to any Seller's Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Seller of a duly executed written release of Seller from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Seller; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Seller or its counsel, may materially adversely affect Seller, it being acknowledged and agreed that any settlement or compromise pursuant to which the sole relief is monetary damages that are paid in full by Buyer will also be deemed to materially adversely affect Seller.

         (d) Upon the payment of any settlement or judgment pursuant to this Section 9.03 with respect to any Seller's Assertion, Buyer will be subrogated to all rights and remedies of Seller and its Affiliates against any third party in respect of such Seller's Assertion to the extent of the amount so paid by Buyer.

         (e) Except in the case of fraud, the indemnity provided for by this Section 9.03 will be Seller's exclusive post-Closing remedy with respect to matters covered hereby.

9.04     DISPUTE RESOLUTION.

         (a) Except with respect to disputes, controversies or claims arising under the Transitional Services Agreement, the Data and Software License and Services Agreement, ML Fixed Income Output License and Section 6.16 of this Agreement, any dispute, controversy or claim asserted by Seller against Buyer or by Buyer against Seller (a "Claim") arising out of or related to the Transaction Documents, including without limitation any Claim for indemnification pursuant to Article IX of this Agreement or any issue as to whether or not a Claim is arbitrable, will be resolved pursuant to the procedures described in this Section 9.04.

         (b) Should any Claim arise, Seller and Buyer will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers. Such negotiations will commence as soon as practicable after Seller or Buyer, as applicable, has received notice of such Claim, but no later than ten days after such receipt, and will terminate no later than 20 calendar days after such commencement. During such negotiations, Seller and Buyer will not have the right to any "discovery" unless both Seller and Buyer agree otherwise.

         (c) Any Claim which has not been resolved pursuant to Section 9.04(b) of this Agreement will be referred to good faith negotiations by or among one or more Managing Directors of Seller and executive officers of Buyer. Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 9.04(b), but not later than ten Business Days thereafter, and will terminate no later than 10 calendar days after such commencement. During such negotiations Seller and Buyer will not have the right to any discovery unless both Seller and Buyer agree otherwise.

         (d) Any Claim which has not been resolved pursuant to Section 9.04(c) of this Agreement will be finally resolved by a self-administered arbitration initiated by service on the other party of an arbitration Statement of Claim. The arbitration will be conducted by three arbitrators, one of whom will be appointed by Seller, one of whom will be appointed by Buyer, and the third of whom will be chosen by the first two arbitrators. No ex parte communications will occur with party-appointed arbitrators after the selection of the third arbitrator. The arbitration will be held in a mutually agreed location in New York City and will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, as then in effect (the "JAMS Rules"), except that the rules set forth in this Section 9.04(d) will govern such arbitration to the extent they conflict with the JAMS Rules. Costs of the arbitration will be shared equally by Seller and Buyer, except that Seller and Buyer will each pay its own arbitrator, attorneys, accountants, consultants, and other experts and witnesses. Seller and Buyer will use commercially reasonable efforts to cause the arbitration to be conducted in an expeditious manner and to be completed within 60 days after selection of the third arbitrator. The Claim will be determined in accordance with New York law, except to the extent that it conflicts with the JAMS Rules and the provisions of this Section 9.04(d). There will be no discovery save for document production except as the arbitrators permit following a determination by the arbitrators that the Person seeking such discovery has a substantial demonstrable need. All other procedural matters will be within the discretion of the arbitrators. The determination of the arbitrators shall be reflected in a writing not to exceed ten pages and will be final and binding on Seller and Buyer with the exception of such review as is expressly authorized by the provisions of the Federal Arbitration Act. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of such award. No multiple or punitive damages may be awarded by either the arbitrators or the reviewing court.

9.05     LIMITATIONS.

         (a) Seller and Buyer will not be permitted to recover from the other any consequential, indirect, or punitive damages arising out of or related to this Agreement **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. For the avoidance of doubt, Seller and Buyer agree that this Section 9.05(a) is not intended to contradict any agreements relating to indemnification and limitations thereon set forth in the other Transaction Documents. Any such provisions in the other Transaction Documents shall govern and control with regard to the matters contemplated by them.

         (b) The indemnification provided for in Section 9.02(a) shall be subject to the following terms and limitations:

                  (i) Seller shall not be obligated to pay an aggregate amount for indemnification under Section 9.02(a)(i) in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

                  (ii) Seller shall be obligated to pay any and all amounts for indemnification under Subsections 9.02(a)(ii) and
                           (iii) in full without regard to the limit established by Subsection 9.05(b)(i).

         (c) The indemnification provided for in Section 9.03(a) shall be subject to the following terms and limitations:

                  (i) Buyer shall not be obligated to pay any amounts for indemnification under Section 9.03(a)(i) until the aggregate Losses actually incurred by Seller exceed **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (the "Buyer Basket"), whereupon Buyer shall be obligated to pay all amounts of Losses actually incurred by Seller under Section 9.03(a)(i) in excess of the Buyer Basket, subject to the limits set forth in clauses (ii) and (iii) below.

                  (ii) Buyer shall not be obligated to pay an aggregate amount for indemnification under Section 9.03(a)(i) in excess of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**.

                  (iii) Buyer shall be obligated to pay any and all amounts for indemnification under Subsections 9.03(a)(ii) and
                           (iii) in full without regard to the Buyer Basket or the limit established by Subsection 9.05(c)(ii).

         (d) In the event any Buyer's Assertion, Seller's Assertion or Claim hereunder results in a Tax benefit or is an insured loss to the indemnified Party, the indemnifying Party will be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Party are reduced by reason of any deduction or adjustment allowed the indemnified Party for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds that the indemnified party recovers. The indemnified party shall use commercially reasonably efforts to recover Losses under insurance policies and to avail itself of Tax benefits arising from any Losses.

9.06 TERMINATION OF INDEMNIFICATION. The obligation to indemnify a Person pursuant to Sections 9.02(a)(i) and 9.03(a)(i) will terminate when the applicable representation or warranty terminates pursuant to Section 9.01; provided, however, that such indemnification obligation will not terminate with respect to any item as to which the Person to be indemnified will have, prior to the expiration of the applicable period, previously delivered written notice (stating in reasonable detail the nature of, and factual and legal basis for, any Claim, and the provisions of this Agreement on which such Claim is made) to the other Party.

                                    ARTICLE X

                                   TERMINATION

10.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

         (a)      by mutual written consent of Seller and Buyer;

         (b) by either Seller or Buyer if the Closing has not occurred by February 15, 2002, provided that the terminating Person is not then in default under this Agreement; and

         (c) by either Seller or Buyer if any Governmental Entity has issued a final, non-appealable order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

10.02 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and the transactions contemplated by this Agreement pursuant to Section 10.01 of this Agreement, written notice of such termination will promptly be given to all appropriate entities and this Agreement will terminate and the transactions contemplated by this Agreement will be abandoned, without further action by Seller or Buyer, and without additional liability on the part of any of them or their Affiliates, directors, officers, shareholders, employees, contractors or agents, except for Sections 6.03, 6.06 and 10.02 and Article IX and any definitions pertaining thereto, which sections and definitions will continue to bind the Parties as necessary to effectuate their purpose. Nothing contained in this Section 10.02 will release any of Seller or Buyer from liability for any breach of this Agreement prior to its termination.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.01 AMENDMENT AND MODIFICATION. The Transaction Documents may be amended, modified, or supplemented only by the written agreement of Seller and Buyer.

11.02 WAIVER OF COMPLIANCE. Except as otherwise provided in the Transaction Documents, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor any way to affect the validity of such agreements or any part thereof or the right of a Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.03 NO THIRD-PARTY BENEFICIARIES. Except for the provisions of Article IX relating to indemnified parties, nothing expressed or implied in the Transaction Documents is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of the Transaction Documents.

11.04 NOTICES. All notices required or permitted pursuant to this Agreement will be in writing and will be given (and will be deemed to be properly given when actually received by the Person entitled to receive the notice) by delivery in person, courier service, facsimile or registered or certified mail at the address stated below, or at such other address as a Party may provide by notice to the other

                  Seller:

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center
                  New York, New York 10080
                  Attention:  Office of the General Counsel
                  Copy (which shall not constitute
                  notice) to:

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Kathleen L. Werner

                  Buyer:

                  FT Interactive Data Corporation
                  22 Crosby Drive
                  Bedford, Massachusetts 01730
                  Attention: Andrea H. Loew, Vice President and General Counsel

                  Copy (which shall not constitute notice) to:

                  Sullivan & Worcester LLP
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Attention:  William J. Curry, Esq.

11.05 EXHIBITS AND SCHEDULES; INCORPORATION BY REFERENCE. The exhibits and schedules attached to this Agreement are incorporated by reference into and made a part of this Agreement. The fact that any document, asset, item, action, entity, event, condition, claim, agreement, or other matter (hereinafter collectively referred to as "Matter") is set forth or described or referred to in an one or more exhibits or schedules will not be construed as a representation, warranty, acknowledgment or admission by any Person or as evidence that such Matter is, or may at any time be or have been material or in any way significant to the transactions contemplated by this Agreement. Disclosure in any exhibit or schedule to this Agreement will be deemed to be disclosure in any exhibit(s) or schedule(s) where such disclosure would be appropriate or required.

11.06 SUCCESSORS AND ASSIGNS. The Transaction Documents will be binding upon and will inure to the benefit of the signatories to the Transaction Documents and their respective successors and permitted assigns. Except as otherwise set forth in the applicable Transaction Document, neither Seller nor Buyer may assign any of the Transaction Documents, or any of their rights or liabilities under the Transaction Documents, without the prior written consent of the other signatories to the Transaction Documents, provided that Seller and Buyer may so assign in whole or in part, to one or more of their Affiliates.

11.07 ENTIRE AGREEMENT. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the signatories to this Agreement with respect to the subject matter of the Transaction Documents and will supersede all previous negotiations, commitments, and writings with respect to such subject matter. SELLER AND BUYER MAKE NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THE TRANSACTION DOCUMENTS.

11.08 SEVERABILITY. The illegality or partial illegality of any or all of the Transaction Documents, or any provision of the Transaction Documents, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the signatories to be contained therein.

11.09 CAPTIONS. The captions appearing in the Transaction Documents are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

11.10 COUNTERPARTS. The Transaction Documents may be executed in two or more counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

11.11 GOVERNING LAW. The Transaction Documents will be governed by and construed in accordance with the laws of the State of New York.

11.12 JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to the Transaction Documents shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each Party accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies of service of process by certified mail, postage prepaid, to the Party at its address set forth in Section
         11.04 of this Agreement.

11.13 WAIVER OF JURY TRIAL. SELLER AND BUYER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE ACTIONS OF SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THE TRANSACTION DOCUMENTS.

         IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.



MERRILL LYNCH, PIERCE, FENNER & SMITH       FT INTERACTIVE DATA CORPORATION
INCORPORATED

By:  /s/ Laurence A. Tosi                   By:  /s/ Stuart J. Clark
    ---------------------------------          --------------------------------
Name: Laurence A. Tosi                      Name:  Stuart J. Clark
Title:  First Vice President                Title:  President and Chief
                                                    Executive Officer

         The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

         Exhibits
         Exhibit 1.17 .......  Form of Data and Software License and Services Agreement
         Exhibit 1.37 .......  Form of ML Fixed Income Output License
         Exhibit 1.40 .......  Form of Real Estate License
         Exhibit 1.46 .......  Form of Transitional Services Agreement

         Schedules
         Schedule 1.01 ......  Acquired Assets
         Schedule 1.14 ......  Contracts
         Schedule 1.21 ......  Equipment
         Schedule 1.26 ......  Financial Information
         Schedule 1.32 ......  Knowledge of Seller/Buyer
         Schedule 1.33 ......  Licenses
         Schedule 1.36 ......  Merrill Lynch Code
         Schedule 1.38 ......  Permitted Liens
         Schedule 4.03 ......  Authorizations
         Schedule 4.04 ......  Conflicts
         Schedule 4.05 ......  Compliance with Laws
         Schedule 4.06 ......  Contracts
         Schedule 4.07 ......  Equipment not in Good Operating Condition
         Schedule 4.10 ......  Intellectual Property
         Schedule 4.11 ......  Litigation and Claims
         Schedule 4.12 ......  Permits
         Schedule 4.13 ......  Recent Conduct of the Business
         Schedule 4.15 ......  Title to Tangible Assets
         Schedule 4.16 ......  Employee Benefits Plans; ERISA
         Schedule 4.17 ......  Employment Arrangements
         Schedule 4.19 ......  Certain Customer Changes
         Schedule 5.03 ......  Authorizations
         Schedule 5.07 ......  Litigation and Claims
         Schedule 6.05(d) ...  Third Party Vendors
         Schedule 6.10 ......  Continuing Employees
         Schedule 6.18 ......  Seller Invoiced Contracts